PROSPECTUS SUPPLEMENT NO. 14 TO PROSPECTUS DATED DECEMBER 12, 2013	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-191622

FUTURE HEALTHCARE OF AMERICA

2,976,980 Shares of Common Stock Offered by Selling Stockholder

This Prospectus Supplement No. 14 supplements our Prospectus dated December 12, 2013 (the “Prospectus”) that forms a part of our first amended Registration Statement on Form S-1 (Securities and Exchange Commission File No. 333-191622).  This Prospectus Supplement No. 14 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Annual Report on Form 10-K for the period ended December 31, 2016, filed with the Securities and Exchange Commission on March 24, 2017 (the “Annual Report”).  Accordingly, we have attached the Annual Report to this Prospectus Supplement.  This Prospectus Supplement No. 14 should be read in conjunction with the Prospectus and all prior supplements thereto, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus, any prior supplements thereto, and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our common stock is quoted on the OTCQB under the symbol “FUTU.”  On March 23, 2017, the last sale price of our common stock as quoted on the OTCQB was $0.08.

These securities involve a high degree of risk.  You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 24, 2017.

INDEX TO FILINGS

Attachment

Annual Report on Form 10-K for the period ended

     A

December 31, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 000-54917

FUTURE HEALTHCARE OF AMERICA

(Exact name of registrant as specified in its charter)

WYOMING

45-5547692

(State or other jurisdiction of

 (I.R.S. Employer

incorporation or organization)

 Identification No.)

5001 Baum Blvd, Suite 770

Pittsburgh, PA 15213

(Address of Principal Executive Offices)

Registrant's Telephone Number:  (412) 621-0902

Securities Registered pursuant to Section 12(b) of the Act:

NONE

Securities Registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes [  ]  No [X]

Indicate by checkmark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes [  ]  No [X]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]  No[  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [X ]  No [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of ‘‘large accelerated filer” and “accelerated filer’’ and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer    [   ]   Accelerated filed [   ]    Non-accelerated filer  [   ]    Smaller reporting company  [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes [ ]  No [X]

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter:  $1,520,286, based on the closing bid price of the registrant’s common stock on June 30, 2016.

As of March 22, 2017, there were 11,265,631 shares of common stock, par value $0.001, of the registrant issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

A description of "Documents Incorporated by Reference" is contained in Part IV, Item 15 of this Annual Report.

PART I

Item 1.  Business.

OVERVIEW

Founded in 2012, Future Healthcare of America (“FHA”, the “Company,” “we,” or “us” and words of similar import), a Wyoming corporation, provides services in the Healthcare Industry through its wholly-owned subsidiary Future Healthcare Services Corp., a Wyoming corporation (“FHS”), and Interim Healthcare of Wyoming, Inc., a Wyoming corporation (“Interim”) that is a wholly-owned operating subsidiary of FHS.  FHA’s consolidated financial statements include the financial statements of FHS and Interim.   FHA’s core focus is on our Healthcare business, which consists of home health services and staffing in the Western part of the United States.

Our corporate offices consist of approximately 3,000 square feet of office space located at 5001 Baum Blvd, Suite 770, Pittsburgh, PA 15213.  Our telephone number is (412) 621-0902.  We also maintain offices in Casper, Wyoming, and Billings, Montana.

BUSINESS

Based in Casper, Wyoming, and Billings, Montana, FHS’s wholly-owned operating subsidiary, Interim, is an independent franchisee of Interim HealthCare that has been serving its community for over 20 years and is part of the home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 independent home health agencies that comprise the Interim HealthCare network. Our business consists of providing healthcare services for those in need.  We record all revenue and expenses and provide all services under one umbrella.  Below is a description of our Home Healthcare and Staffing operations.

Interim Healthcare of Wyoming, Inc., is a corporation started in September 1991.  In March of 2007, Interim acquired the assets of Professional Nursing Personal Pool, which is now our Billings, Montana location.

Home Healthcare

Through trained health care professionals, the Company provides home care services including senior care and pediatric nursing; physical, occupational and speech therapy.  The Company offices deliver quality home care and treat each patient with genuine compassion, kindness and respect.  The Company provides health care professionals at all skill levels, including registered nurses, therapists, LPN's and certified home health aides. FHA derives its revenue from multiple payer sources. These include Medicare, Medicaid, Insurance, Medicaid LTW, and Private Payers.  Because our officers are located in areas that do not contain a large population base (less than 200,000 residents), we continually explore opportunities to increase our revenue with our current payer sources and expand through new sources of revenue.   The healthcare team is utilized across all payer sources, including staffing services.  Our customer base comes from referrals from hospitals, rehab facilities, nursing homes, assisted living facilities and previous patients.

In additional to our professional team, we employ a management team at each facility to handle the day to day operations of the office.  This is completed by our Administrators in each location.  We also have a Director of Nursing in each location. This person is responsible for the day to day oversight of the service providers and ensuring the certified professionals obtain the necessary training to maintain their certificates as well as the training necessary to be in compliance with all regulating organizations.

Staffing

Interim offices provide nurses, nurse aides and management services to hospitals, prisons, schools, corporations and other health care facilities.  Interim’s success is based on our ability to recruit the best health care professionals and the responsiveness of our local managers to fill the needs of our clients in a timely manner.   Additionally, we work with our clients should they decide they would like to hire our service professional on a full time basis.  Another key to our success is the personal relationship that our management and sales team build with each of our existing and new clients.  As noted previously, in order to reduce turnover of our service team by providing as many hours as possible, similar to the hours of a full-time employee, we utilize the same service team members across all payer sources.

As each of our businesses is located in smaller based population areas of the country, the competition is significantly heightened and the relationships maintained with our clients become very critical to the continued success of our operations.

As we provide diversified services and accept payments from multiple payer sources, we are not heavily dependent on a few clients in order for our business to be successful.

Research and Development

None.

Necessary Material

None.

Licenses

None.

Patents Pending

None.

Environmental Compliance

None.

Governmental Regulations

Third-Party Coverage and Reimbursement

We are dependent on the availability of coverage and reimbursement from third-party payers, such as governmental programs including Medicare and Medicaid, and private insurance plans. Reimbursement is contingent on established coding for a given procedure, coverage of the codes by the third-party payers and adequate payment for the resources used.

Coding for procedures is established by the American Medical Association. The Centers for Medicare and Medicaid Services, or CMS, the agency responsible for administering Medicare and the National Center for Health Statistics, are jointly responsible for overseeing changes and modifications to billing codes used by home healthcare agencies for reporting procedures, and many private payers use coverage decisions and payment amounts determined by CMS for Medicare as guidelines in setting their coverage and reimbursement policies. All coding is subject to change which could impact coverage and reimbursement.  Each year however, CMS re-examines the reimbursement rates for our services and could either increase or decrease the reimbursement rates. We are unable to predict when legislation or regulation that affects our business may be proposed or enacted in the future or what effect any such legislation or regulation would have on our business.

For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures performed, if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicaid continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS. National and regional coverage policy decisions are subject to unforeseeable change.

Third-party payers carefully review, and increasingly challenge, the prices charged for procedures. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval or pre-authorization of the services that a member will receive. The percentage of individuals covered by managed care programs is expected to grow in the United States over the next decade.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. There can be no assurance that third-party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or coverage and reimbursement policies of third-party payers will not adversely affect the demand for our services or our ability to provide these services on a profitable basis. The unavailability or inadequacy of third-party payer coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition.

Healthcare Fraud and Abuse

Healthcare fraud and abuse laws apply to our business when a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or most other federally-funded healthcare programs. The federal Anti-Kickback Law prohibits unlawful inducements for the referral of business reimbursable under federally-funded healthcare programs, such as remuneration provided to induce clients to use our services reimbursable by Medicare or Medicaid. The Anti-Kickback Law is subject to evolving interpretations.

The majority of states also have anti-kickback laws which establish similar prohibitions that may apply to items or services reimbursed by any third-party payer, including commercial insurers. Further, the recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively, the PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes.

If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil penalties including, for example, exclusion from participation as a supplier of services to beneficiaries covered by Medicare or Medicaid.

Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigations of healthcare providers and suppliers throughout the country for a wide variety of Medicare billing practices.

We filed a Form 8-A with the SEC in March 2013.  This filing obligates us to comply with the proxy rules of the SEC, including the requirement that we provide an annual report containing audited financial statements to our stockholders in connection with annual stockholder meetings at which directors are elected.  We do not intend to voluntarily send annual reports containing audited financial statement to our stockholders.

The public may read and copy any materials filed with the SEC at the its Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1–800–SEC–0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

Employees

FHA and FHS do not conduct any material operations of their own.  Our operations are conducted through our wholly-owned subsidiary, Interim.  We currently have a total of 150 employees, of which 45 are full-time employees.   There are no employees that are represented by employee union(s).  Interim believes its relations with all of its employees are good.

Item 1A.  Risk Factors.

Risks Relating to Our Business

Our present and intended business operations are highly speculative and involve substantial risks.  Only investors who can bear the risk of losing their entire investment should consider buying our shares.  Among the risk factors that you should consider are the following:

We have a history of losses and we may never achieve profitability.

FHA's net loss available to common stockholders was $283,673, or $0.03 per share and $249,319, or $0.02 per share, for the years ended December 31, 2016 and 2015, respectively.  Because we need to cover incremental costs for increased billing code requirements, we expect to incur increasing expenses, and as a result, we will need to generate additional revenues to achieve and maintain profitability.  We cannot assure you that we will ever be able to operate profitably.

FHA’s success will depend on its ability to retain key employees and recruit key management personnel.

One of FHA’s primary assets is its highly-skilled personnel.  These personnel could leave FHA and so deprive FHA of the skill and knowledge essential for performance of its existing and new business. Some of FHA’s employees may have additional or different responsibilities as a result of the fact that FHA is now an independent public company.  If any of FHA’s key personnel leaves for one of these or any other reason(s), it could harm FHA’s operating results and financial condition.

FHA may pursue acquisitions, investments or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful and could dilute holders of its common stock.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, operating losses, and expenses that could have a material adverse effect on FHA’s financial condition and operating results. Acquisitions involve numerous other risks, including:

•

Diversion of management time and attention from daily operations;

•

Difficulties integrating acquired businesses, technologies and personnel into FHA’s business;

•

Inability to obtain required regulatory approvals and/or required financing on favorable terms;

•

Entry into new markets in which FHA has little previous experience;

•

Potential loss of key employees, key contractual relationships or key customers of acquired companies or of FHA; and

•

Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for FHA to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by FHA may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

FHA’s business activities are highly regulated and new and proposed government regulation or legislative reforms could increase FHA’s cost of doing business, reduce its revenues, profitability and liquidity or subject FHA to additional liability.

FHA’s reimbursements for home healthcare services are subject to substantial federal and state regulation. These laws and regulations, along with the terms of FHA’s contracts and licenses, regulate how FHA does business, what services are offered and how FHA interacts with its customers, providers and the public. Laws and regulations applicable to FHA’s businesses are subject to frequent change and varying interpretations. Changes in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could adversely affect FHA’s business by, among other things:

•

Imposing additional license or registration requirements;

•

Increasing administrative and other costs;

•

Forcing FHA to restructure its relationships with providers; or

•

Requiring FHA to implement additional or different programs and systems.

Although FHA believes it can structure its operations to comply with the laws and regulations applicable to it, government officials charged with responsibility for enforcing such laws and regulations are entitled to audit FHA’s operations and may in the future assert that FHA (or transactions in which it is involved) are in violation of these laws or courts may ultimately interpret such laws in a manner inconsistent with FHA’s interpretation. Therefore, it is possible that future legislation and regulation and the interpretation of existing and future laws and regulations could have a material adverse effect on FHA’s ability to operate home healthcare agencies.

FHA is required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

Regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, require FHA to comply with standards regarding the exchange of health information within the company itself and with third parties, including healthcare providers, business associates and FHA’s customers. These regulations include standards for common healthcare transactions, including claims information, plan eligibility, and payment information; unique identifiers for providers and employers; security; privacy; and enforcement. HIPAA also provides that to the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, a state seeks and receives an exception from the Department of Health and Human Services regarding certain state laws, or state laws concern certain specified areas, such state standards and laws are not preempted.

FHA believes it can comply with the HIPAA guidelines for the adoption and implementation of appropriate policies and procedures for privacy, for transactions and code sets and for security standards. Given HIPAA’s complexity and the possibility that the regulations may change and may be subject to changing and perhaps conflicting interpretation, FHA’s ongoing ability to comply with the HIPAA requirements is uncertain. Furthermore, a state’s ability to promulgate stricter laws, and uncertainty regarding many aspects of such state requirements, make compliance with applicable health information laws more difficult. Sanctions for failing to comply with the HIPAA health information provisions include criminal penalties and civil sanctions, including significant monetary penalties.

FHA’s business model is heavily dependent on its ability to forge and maintain mutually beneficial business relationships with physicians and physician organizations.

FHA’s healthcare services are dependent upon recommendations from physicians and physician organizations such as hospitals and patient treatment facilities. Physicians and discharge personnel in healthcare facilities are the key to FHA’s ability to compete in the marketplace and its financial performance.

FHA’s success will be dependent upon, among other factors, its ability to successfully foster relationships with physicians and discharge personnel. FHA cannot assure that it can maintain the relationships in the future to obtain the referrals necessary to be competitive. The failure of FHA personnel to perform these functions could have an adverse impact on FHA’s competitive position, its growth and development, and its overall financial performance.

FHA’s products and services compete in segments of the healthcare market that are highly competitive.

The principal competitive factors that affect FHA include: marketing products and services, managing costs to maintain competitive pricing, recruiting nurses and certified nursing aides for home healthcare services, delivering superior customer service, and aggressively managing costs.  FHA cannot assure you that it will be able to successfully compete against current and future competitors and grow and maintain its market share.

Any substantial sale of stock by existing shareholders could depress the market value of the stock of FHA, thereby devaluing the market price and causing investors to risk losing all or part of their investment.

Stockholders, including our directors and officers hold a large number of FHA’s outstanding shares as of the date of this Annual Report.  We can make no prediction as to the effect, if any, that sales of shares, or the availability of shares for future sale, will have on the prevailing market price of our shares of common stock. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for FHA to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

We face a higher risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results.  Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•

the timing of sales of our services;

•

unexpected delays in introducing new services;

•

increased expenses, whether related to sales and marketing, or administration;

•

the mix of licenses and services revenue; and

•

costs related to possible acquisitions of businesses.

Our expansion plans may not be cost-effective.

We have pursued, and may continue to pursue, strategic alliances with new or complementary businesses in an effort to enter into new business areas, diversify our sources of revenue and expand our products and services.  If we pursue strategic alliances with new or complementary businesses, we may not be able to expand our product or service offerings and related operations in a cost-effective or timely way. We may experience increased costs, delays and diversions of management's attention when beginning any new businesses or services.  Also, any new business or service that users do not favorably receive could damage our reputation and brand name in the market place.  We also cannot be certain that we will obtain enough revenues from any expanded products or services to offset related costs.  Any expansion of our operations may require additional expenses.  These efforts may strain our management, financial and operational resources.

Our limited resources may make it harder for us to manage growth.

We have a limited basis upon which to evaluate our systems' ability to handle controlled or full commercial availability of our services.  We anticipate that we will expand our operations in the near future, and we will have to expand further to address the anticipated growth in our market opportunities.  To manage the expected growth of operations and personnel, we will need to improve existing systems, and implement new systems, procedures and controls.  In addition, we will need to expand, train and manage an increasing employee base.  We will also need to expand our finance, administrative and operations staff.  We may not be able to effectively manage this growth.  Our planned expansion in the near future will place a significant strain on our managerial, operational and financial resources. Our planned personnel, systems, procedures and controls may be inadequate to support our future operations.  If we cannot manage growth effectively or if we experience disruptions during our expansion, the expansion may not be cost-effective.

Changes in reimbursement levels under Medicare, Medicaid or insurance reimbursement programs and any changes in applicable government regulations could have a material adverse effect on FHA’s net revenues.

As managed care assumes an increasingly significant role in markets in which FHA operates, FHA’s success will, in part, depend on retaining and obtaining managed care contracts. There can be no assurance that we will retain or continue to obtain such managed care contracts. In addition, reimbursement rates under managed care contracts are likely to continue experiencing downward pressure as a result of payers' efforts to contain or reduce the costs of health care by increasing case management review of services and negotiating reduced contract pricing. Therefore, even if we are successful in retaining and obtaining managed care contracts, unless we also decrease our cost for providing services and increases higher margin services, we will experience declining profit margins.

FHA is subject to extensive and frequently changing federal, state and local regulation. In addition, new laws and regulations are adopted periodically to regulate new and existing products and services in the health care industry. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and other third-party payers. Federal laws governing our activities include regulations related to Medicare reimbursement and certification and certain financial relationships with physicians and other health care providers. Although FHA intends to comply with all applicable fraud and abuse laws, there can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactments of new laws or regulations will not have a material adverse effect on its business. FHA is subject to state laws governing Medicaid, professional training, licensure, financial relationships with physicians and the dispensing and storage of pharmaceuticals. The facilities operated by FHA must comply with all applicable laws, regulations and licensing standards. In addition, many of our employees must maintain licenses to provide some of the services that we offer.  There can be no assurance that federal, state or local governments will not change existing standards or impose additional standards. Any failure to comply with existing or future standards could have a material adverse effect on our results of operations, financial condition or prospects.

If we lose our key personnel or are unable to hire additional personnel, we will have trouble growing our business.

We depend to a large extent on the abilities of our key management.  The loss of any key employee or our inability to attract or retain other qualified employees could seriously impair our results of operations and financial condition.

Our future success depends on our ability to attract, retain and motivate highly skilled technical, marketing, management, accounting and administrative personnel.  We plan to hire additional personnel in all areas of our business as we grow. Competition for qualified personnel is intense.  As a result, we may be unable to attract and retain qualified personnel.  We may also be unable to retain the employees that we currently employ or to attract additional technical personnel.  The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

System and online security failures could harm our business and operating results.

The operation of our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems.  Our systems and operations are vulnerable to damage or interruption from many sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events.  Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial interruptions in the future could result in the loss of data and could destroy our ability to generate revenues from operations.

The secure transmission of confidential information over public networks is a significant barrier to electronic commerce and communications.  Anyone who can circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may have to spend large amounts of money and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

There Are Substantial Risks Related to Our Common Stock and Management's Percentage of Ownership of Our Common Stock

Due to the instability in our common stock price, you may not be able to sell your shares at a profit.

The public market for our common stock is limited and volatile.  As with many other companies, any market price for our shares is likely to continue to be very volatile.  In addition, the other risk factors disclosed in this Form 10-K may significantly affect our stock price.  The volatility and limited volume of our stock price may make it more difficult for you to resell shares when you want at prices you find attractive.

In addition, the stock market in general and the market for small Home Healthcare companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.  These broad market and industry factors may reduce our stock price, regardless of our operating performance.

Because our common stock is "penny stock," you may have greater difficulty selling your shares.

Our common stock is “penny stock” as defined in Rule 3a51-1 of the Securities and Exchange Commission.  Section 15(g) of the Exchange Act and Rule 15g-2 of the Securities and Exchange Commission require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before making any transaction in a penny stock for the investor's account.  In addition, Rule 15g-9 of the Securities and Exchange Commission requires broker/dealers in penny stocks to approve the account of any investor for transactions in these stocks before selling any penny stock to that investor.  Compliance with these requirements may make it harder for our selling stockholders and other stockholders to resell their shares.

The sale of already outstanding shares of our common stock could hurt our common stock market price.

The number of our shares available for resale in the public market may exceed the number of shares that purchasers wish to buy.  This imbalance may place downward pressure on our stock price.

Sales of substantial amounts of FHA common stock could harm the market price of its stock. This also could harm FHA’s ability to raise capital in the future.  Any sales of substantial amounts of FHA common stock in the public market, or the perception that those sales might occur, could harm the market price of FHA’s common stock.

Failure to meet financial expectations could have an adverse impact on the market price of FHA’s common stock.

FHA’s ability to achieve its financial targets is subject to a number of risks, uncertainties and other factors affecting its business and the home healthcare industry generally, many of which are beyond FHA’s control. These factors may cause actual results to differ materially. FHA describes a number of these factors throughout this document, including in these Risk Factors.  FHA cannot assure you that it will meet these targets. If FHA is not able to meet these targets, it could harm the market price of its common stock.

Item 1B.  Unresolved Staff Comments.

 Not applicable to smaller reporting companies.

Item 2.  Properties.

FHA’s corporate offices are located at 5001 Baum Blvd, Suite 770, Pittsburgh, PA 15213.  They consist of approximately 3,000 square feet of space.  FHA also maintains offices in Casper, Wyoming and Billings, Montana for our Interim Healthcare operation, which are rented for $4,892 and $1,475 per month, respectively.  The Casper lease ends June 2018, and the Billings lease ends February 28, 2017.

Item 3.  Legal Proceedings.

On June 17, 2016 and June 30, 2016 two complaints were filed with the Federal Equal Employment Opportunity Commission (EEOC) and the Wyoming State Department of Labor against the Company, alleging discrimination on the basis of sex and disability.  The complaints do not seek any specific monetary relief.  The complaints are being mediated by the Wyoming State Department of Labor. The Company and the Plaintiff are working a settlement with the assistance of the

Wyoming State Department of Labor.  After reviewing the facts and circumstances, the Company believes the claims made are weak, at best, and the Company has retained counsel and intends to continue a vigorous defense. At this time, management cannot reasonably estimate the cost to defend or the outcome of the complaints, and we do not expect it will have a material financial impact on the Company.

Item 4.  Mine Safety Disclosures

None; not applicable

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

As of March 22, 2017, 11,265,631 shares of our common stock were outstanding and the last reported sales price for our common stock on the OTCQB on that date was $0.09 per share.  We have approximately 7,000 stockholders. This figure includes an indeterminate number of stockholders who hold their shares in “street name”.  We cannot guarantee that the present market for our common stock will continue or be maintained.

The quarterly high and low closing sales prices for our shares of common stock since public trading of these shares began are as follows:

Fiscal Years 2015 and 2016	Low	High
January 1, 2016 through March 31, 2016	$0.08	$0.11
April 1, 2016 through June 30, 2016	$0.0602	$0.0807
July 1, 2016 through September 30, 2016	$0.07	$0.078
October 1, 2016 through December 31, 2016	$0.07	$0.20
January 1, 2015 through March 31, 2015	$0.08	$0.15
April 1, 2015 through June 30, 2015	$0.0736	$0.2051
July 1, 2015 through September 30, 2015	$0.1801	$0.46
October 1, 2015 through December 31, 2015	$0.09	$0.40

We have not declared any cash dividends on our common stock, and do not intend to declare dividends in the foreseeable future.  Management intends to use all available funds for the development of our plan of operation.  There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Equity Compensation Plan Information

The following information is provided as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluded securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	0	$ 0.00	0

Equity compensation plans not approved by stockholders	0	$ 0.00	0

Total	0	$ 0.00	0

Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities.

We have not issued any unregistered securities during the calendar year ended December 31, 2016 that have not already been reported in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers.

 None; not applicable.

Item 6.  Selected Financial Data

None; not applicable.

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in this Form 10-K.

Safe Harbor Statement.

Statements made in this Form 10-K which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of FHA, FHS and Interim, including, without limitation, (i) our ability to gain a larger share of the home healthcare industry in our chosen markets, our ability to continue to develop products and services acceptable to that industry, our ability to retain our business relationships, and our ability to raise capital and the growth of home healthcare industry, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond FHA's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in our reports on file with the SEC: general economic or industry conditions, nationally and/or in the communities in which FHA conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, changes in the home healthcare industry, the development of services that may be superior to the services offered by FHA, demand for home healthcare services, competition, changes in the quality or composition of FHA’s services, our ability to develop new services, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting FHA’s operations, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements.  Forward-looking statements speak only as of the date they are made.  FHA does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Company Overview

Based in Casper, Wyoming and Billings, Montana, our wholly-owned subsidiary, Interim Health Care of Wyoming, has been serving its community for over 20 years, and Interim is part of the home health segment of the healthcare industry, providing a wide range of visiting nurse services to the elderly, wounded and sick. It is one of the 300 home health agencies that comprise Interim Health Care, the largest home healthcare franchise in the United States.

As the census (number of patients utilizing facilities) in the hospitals fluctuates, we continue to take steps to position ourselves for the ups and downs of the census for these facilities.  Our home healthcare service, while down during 2016, continued to provide a consistent stream of revenue through 2016, while our staffing business saw minimal growth in 2016. We experienced a decline in revenue in our home healthcare business in both Billings, Montana and Casper, Wyoming.  We continued to see downward pressure on reimbursement rates throughout 2016, and competition continues to increase from small startup healthcare agencies and providers.

In 2017, we are approaching our healthcare business by re-evaluating each payer source, competition and focusing our marketing on higher margin opportunities.  As for our operations in Billings, Montana and its focus on the medical staffing industry, we anticipate a similar level in the demand for our medical staffing services during the upcoming year.  As such, we will continue to evaluate opportunities to expand the realm of services we offer.  Promotional activities are being managed as the offices experience fluctuations in the day-to-day operations and as we embark on new business opportunities.

Our home healthcare business continues to be the revenue generator for our Company as our country's population ages and new methods of patient data capture become critical components for delivering high quality, affordable healthcare services in a patient's home.  Although this has been a gradual process, we believe we have positioned our business to handle the fluctuations of the staffing business that we can encounter, and we will continue to look to obtain additional business that can deliver higher gross margins during 2017.

We record all revenue and expenses and provide all services under one umbrella.  Below is a description of our Home Healthcare and Staffing operations.

Description of Services

Home Care

Through trained health care professionals, FHA provides home care services including senior care and pediatric nursing; physical, occupational and speech therapy.  FHA offices deliver quality home care and treat each patient with genuine compassion, kindness and respect.  FHA provides health care professionals at all skill levels, including registered nurses, therapists, LPN's and certified home health aides. FHA derives its revenue from multiple payer sources.  These include Medicare, Medicaid, Insurance, Medicaid LTW, and Private Payers.  Because our offices are located in areas that do not contain a large population base (less than 200,000 residents), we continually explore opportunities to increase our revenue with our current payer sources and expand through new sources of revenue.   The healthcare team is utilized across all payer sources, including staffing services.  Our customer base comes from referrals from hospitals, rehab facilities, nursing homes, assisted living facilities and previous patients.

In additional to our professional team, we employ a management team at each facility to handle the day to day direction of the office.  This is provided by our Administrators.  We also have a Director of Nursing in each location.  This person is responsible for the day to day oversight of the service providers and ensuring the certified professionals obtain the necessary training to maintain their certificates as well as the training necessary to be in compliance with all regulating organizations.

Staffing

FHA offices provide nurses, nurse aides and management services to hospitals, prisons, schools, corporations and other health care facilities.  FHA success is based on our ability to recruit the best health care professionals and the responsiveness of our local managers to fill the needs of our clients in a timely manner.   Additionally, we work with our clients should they decide they would like to hire our service professional on a full time basis.  Another key to our success is the personal relationship that our management and sales team build with each of our existing and new clients.  As noted previously, in order to reduce turnover of our service team by providing as many hours as possible, similar to the hours of a full-time employee, we utilize the same service team members across all payer sources.

As each of our businesses is located in smaller based population areas of the country, the competition is significantly heightened and the relationships maintained with our clients become very critical to the continued success of our operations.

As we provide diversified services and accept payments from multiple payer sources, we are not heavily dependent on a few clients in order for our business to be successful.

Critical Accounting Policies and Estimates

Revenue Recognition - Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, 985 Software — Revenue Recognition and the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

The Company recognizes revenue from providing healthcare services when the services are provided and collection is probable.  Revenue from non-recurring programming, consulting service, support arrangements and training programs are recognized when the services are provided.

Accounts Receivable – We evaluate the creditworthiness of our customers based on their financial information, if available, as well as information obtained from suppliers and past experiences with customers.  In some instances, we require new customers to make prepayments.  Accounts receivable consist of trade receivables arising in the normal course of business. Any allowance established is subject to judgment and estimates made by management.  The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. We established an allowance for doubtful accounts of $20,200 and $20,200 at December 31, 2016 and 2015, respectively.

Results of Operations.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Fiscal year ended December 31, 2016 compared to fiscal year ended December 31, 2015:

During 2016, FHA recorded revenues of $3,840,132, a 4% decrease over revenues of $4,004,386 for the same period in 2015.  The decrease for 2016 reflects the impact of competition, needs for our services throughout the year, as well as the turnover experience in our administrator position and staff levels during 2016.

In 2016, cost of services totaled $2,915,200, a 7% increase as compared to $2,734,041 in 2015. This is a reflection of the increase personnel to service our client base due to turnover combined with personnel levels not being properly managed during 2016 within our Casper, Wyoming location. We also experience in increase in personnel costs associate with the increased revenue obtained with our staffing business in Billings, Montana. As a result, FHA posted a gross profit of $924,932 during 2016, versus a gross profit of $1,270,345 for 2015, a decrease of 27%.

FHA recorded total operating expenses of $1,317,987 during 2016, an 8% decrease as compared to operating expenses of $1,431,335 in the same period of 2015.  General and administrative expenses totaled $542,592 in 2016 versus $665,117 in 2015, a decrease of 18%, due to a decrease in consulting fees. Salaries, wages and related expenses increased to $711,593 in 2016 from $638,112 in 2015, due to increased wages paid to management personnel during 2016.  Selling expenses in 2016 were $63,802 versus $138,106 in 2015 due to decreased cost for investor relation services.

FHA’s net loss available to common shareholders was $283,673 in 2016.  This represents a $34,354 decrease in profitability from our net loss of $249,319 in 2015.

Liquidity and Capital Resources.

2016 compared to 2015

Cash on hand was $206,352 at December 31, 2016, a decrease of $274,763 over the $481,115 on hand at December 31, 2015. Cash used by operations for 2016, was $274,763, a decrease of $37,315 over the $312,078 cash used by operations for 2015. This decrease in cash used by operations was driven from our operating results coupled with a decrease in our accounts receivable balance at year end 2016 compared to 2015.

Cash on hand at December 31, 2016 is not sufficient to sustain operations for the next twelve months.  While there can be no guarantees, the Company believes it has sufficient accounts receivable balances to meet short term obligations, and will make necessary changes to operations to meet long term operating capital requirements.

Contractual Obligations

Not applicable to smaller reporting companies.

Off-Balance Sheet Arrangements

We have operating leases for certain facilities, but otherwise do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, or capital resources.

Item 7A. Quantitative and Qualitative Disclosure about Market Risk

Not applicable to smaller reporting companies.

Item 8.  Financial Statements and Supplementary Data.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	15

Consolidated Balance Sheets as of December 31, 2016 and 2015	16

Consolidated Statements of Operations for the years ended December 31, 2016 and 2015	17

Statement of Stockholders’ Equity for the years ended December 31, 2016 and 2015	18

Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015	19

Notes to Consolidated Financial Statements	20

Gregory & Associates, LLC [Letterhead]

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

Pittsburgh, Pennsylvania 15213

We have audited the accompanying consolidated balance sheets of Future Healthcare of America and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the years ended December 31, 2016 and 2015.  Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the years ended December 31, 2016 and 2015.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Future Healthcare of America and subsidiaries as of December 31, 2016 and 2015 and the results of their operations and their cash flows for the years ended December 31, 2016 and 2015, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred losses, an accumulated deficit and has a short-term note payable in excess of anticipated cash.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regards to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Gregory & Associates, LLC

March 24, 2017

Salt Lake City, Utah

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016		December 31, 2015
CURRENT ASSETS:
Cash	$ 206,352		$ 481,115
Accounts receivable	473,388	[1]	584,487	[1]
Prepaid expenses	60,799		41,358
Deferred tax asset, net	-		-
Total current assets	740,539		1,106,960

Property and equipment, net	-		36
Deposit	-		14,112
Deferred tax asset, net	-		-
Total assets	$ 740,539		$ 1,121,108

CURRENT LIABILITIES:
Accounts payable	70,658		65,669
Accrued expenses	350,715		246,026
Derivative liability	53,488		263,532
Deferred revenue	3,470		-
CONVERTIBLE SECURED DEBENTURE PAYABLE, net of discount of $0 and $364,994, respectively	1,010,000		1,010,000
Total current liabilities	1,488,331		1,585,227

Total liabilities	1,488,331		1,585,227

STOCKHOLDERS' EQUITY
Common stock	11,266		11,266
Additional paid-in capital	1,313,160		1,313,160
Retained Earnings (accumulated deficit)	(2,072,218)		(1,788,545)
Total stockholders' equity	(747,792)		(464,119)
Total liabilities and stockholders' equity	$ 740,539		$ 1,121,108

Future Healthcare of America and Subsidiaries Balance Sheet (Parenthetical)
Statement of Financial Position	December 31, 2016	December 31, 2015
Allowance for doubtful accounts	20,200	20,200
Common stock authorized	200,000,000	200,000,000
Common stock par value	0.001	0.001
Common stock outstanding	11,265,631	10,615,631

See accompanying notes to these unaudited consolidated financial statements.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended
	December 31, 2016	December 31, 2015

Revenue	$ 3,840,132	$ 4,004,386
Cost of Revenue	2,915,200	2,734,041
Gross Profit	924,932	1,270,345

OPERATING EXPENSES

Selling expenses	63,802	138,106
General and administrative	542,592	655,117
Salaries, wages and related expenses	711,593	638,112
Total Operating Expenses	1,317,987	1,431,335
Loss from operation	(393,055)	(160,990)

OTHER INCOME (EXPENSE):

Interest income	338	186
Gain on derivative instrument	210,044	377,478
Interest expense	(101,000)	(465,994)
Other income	-	1
Total Other Income (Expense)	109,382	(88,329)
Loss from operations before tax	(283,673)	(249,319)

Current Income Tax Expense (Benefit)	-	-
Deferred Income Tax Expense (Benefit)	-	-
Net Loss	$ (283,673)	$ (249,319)

BASIC AND DILUTED LOSS PER COMMON SHARE AVAILABLE TO COMMON SHAREHOLDERS	$ (0.03)	$ (0.02)
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,266,631	10,848,782

See accompanying notes to these unaudited consolidated financial statements.

FUTURE HEALTHCARE OF AMERICA STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31 2016 AND 2015

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit
Balance at December 31, 2014	10,615,631	$10,616	$1,271,784	$(1,539,226)

Issuance of common stock	650,000	650	41,376	-

Net loss for the year ended December 31, 2015	-	-	-	(249,319)

Balance at December 31, 2015	11,265,631	$11,266	$1,313,160	$(1,788,545)

Net loss for the year ended December 31, 2016	-	-	-	(283,673)

Balance at December 31, 2016	11,265,631	$11,266	$1,313,160	$(2,072,218)

See accompanying notes to these unaudited consolidated financial statements.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2016	December 31, 2015

Cash Flows from Operating Activities
Net loss	$ (283,673)	$ (249,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for interest payment	-	35,026
Stock issued to consultant	-	7,000
Accretion on discount	-	364,994
Loss (Gain) on derivative instruments	(210,044)	(377,478)
Depreciation and amortization expense	36	65
Change in assets and liabilities:
Accounts receivable	96,085	(214,251)
Prepaid expenses	(5,329)	37,608
Accounts payable	4,989	14,706
Accrued expense	104,689	94,936
Deferred revenue	18,484	(25,365)
Net Cash Provided by (Used in) Operating Activities	(274,763)	(312,078)

Cash Flows from Investing Activities:
Issuance of Note Receivable	-	(40,000)
Repayment of Note Receivable	-	40,000
Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Issuance of convertible note payable	-	-
Net Cash Provided by (Used in) Financing Activities	-	-

Net Increase (Decrease) in Cash	(274,763)	(312,078)
Cash at Beginning of Period	481,115	793,193
Cash at End of Period	$ 206,352	$ 481,115
Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	-	-
Income taxes	-	-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

	For the Years Ended
	December 31,
NON-CASH EXPENDITURES	2016	2015
Amortization of discount on note payable	-	364,994
Depreciation expense	36	65
Interest expense to be paid with stock	101,000	35,026
Change in FMV of derivative liability	(210,044)	(377,478)
Deferred tax expense (benefit)	-	-
Expenditures paid with issuance of common stock	-	7,000
Total non-cash expenditures	(109,008)	29,607

The accompanying notes are an integral part of these financial statements.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – On June 22, 2012, FAB Universal (FAB) formed Future Healthcare of America (“FHA”), a wholly owned subsidiary. On October 1, 2012, FHA operations were spun-off in a 1 for 1 dividend to the shareholders of record of FAB on September 5, 2012, the record date. On November 14, 2014, FHA organized Future Healthcare Services Corp. (“FHS”), and transferred all the shares of Interim to FHS. Interim Healthcare of Wyoming, Inc. (“Interim”), a Wyoming corporation, a wholly owned subsidiary of FHS, was organized on September 30, 1991.  Interim operates primarily in the home healthcare and healthcare staffing services in Wyoming and Montana.  On April 3, 2007, Interim purchased the operations of Professional Personnel, Inc., d.b.a., Professional Nursing Personnel Pool.

Consolidation - The financial statements presented reflect the accounts of FHA, FHS and Interim.  All inter-company transactions have been eliminated in consolidation.

Accounting Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Management made assumptions and estimates for determining reserve for accounts receivable, accrued liabilities, contingent liabilities and the fair market value of derivative liabilities.  Actual results could differ from those estimated by management.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents.  At December 31, 2016, the Company had no cash balances in excess of federally insured limits.

Accounts Receivable – Accounts receivable consist of trade receivables arising in the normal course of business. At December 31, 2016 and 2015, the Company has an allowance for doubtful accounts of $20,200 and $20,200, respectively, which reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. During the years ended December 31, 2016 and 2015, the Company adjusted the allowance for bad debt by $0.

Depreciation – Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives.

Long-lived intangible assets – FHA evaluates its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

Leases – The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 840, (formerly Statement of Financial Accounting Standards SFAS No. 13 "Accounting for Leases").  Leases that meet one or more of the capital lease criteria of standard are recorded as a capital lease, all other leases are operating leases.

Loss Per Share – The Company computes loss per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 11).

Income Taxes – The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes.  This topic requires an asset and liability approach for accounting for income taxes (see Note 9).

Advertising Costs – Advertising costs are expensed as incurred and amounted to $35,454 and $42,550 for the periods ending December 31, 2016 and 2015, respectively.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Fair Value of Financial Instruments – The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, and accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Revenue Recognition – Revenue is generated from various payer’s including Medicare, Medicaid, Insurance Companies, and various other entities and individuals.  In accordance with FASB ASC Topic 605, Revenue is recognized when persuasive evidence of an arrangement exists, services have been provided, the price of services is fixed or determinable, and collection is reasonably assured. Payments received prior to services being provided are recorded as a liability (deferred revenue) until such services are performed.  Revenue is recorded as net revenue where contractual adjustments and discounts are deducted from Gross Revenue to determine net revenue.

Derivative Financial Instruments – The Company is required to recognize all of its derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated, and is effective, as a hedge and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, or cash flow hedge. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item or are deferred and reported as a component of Accumulated Other Comprehensive Income in the Stockholders' Equity and subsequently recognized in Net income when the hedged item affects Net income. The change in fair value of the ineffective portion of a financial instrument is recognized in Net income immediately. The gain or loss related to financial instruments that are not designated as hedges are recognized immediately in Net income.

Recently Enacted Accounting Standards - In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. generally accepted accounting principles. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. On July 9, 2015, the FASB agreed to delay the effective date by one year; accordingly, the new standard is effective for us beginning in the first quarter of 2018 and we expect to adopt it at that time. The new standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application. We have not yet selected a transition method, nor have we determined the impact of the new standard on our consolidated financial statements.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

In 2015, the FASB issued an amended standard requiring that we classify all deferred tax assets and liabilities as non-current on the balance sheet instead of separating deferred taxes into current and non-current. The amended standard is effective for us beginning in the first quarter of 2017; early adoption is permitted and we are evaluating whether we will early adopt. The amended standard may be adopted on either a prospective or retrospective basis. We do not expect that the adoption of this standard will have a significant impact on our financial position or results of operations.

In February 2016, the FASB issued changes to the accounting for leases that primarily affect presentation and disclosure requirements. The new standard will require the recognition of a right to use asset and underlying lease liability for operating leases with an initial life in excess of one year. This standard is effective for us beginning in the first quarter of 2019. We have not yet determined the impact of the new standard on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, that will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on the Company’s financial position, results of operations and cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting, which changes how companies account for certain aspects of share-based payments to employees. The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled, allows an employer to repurchase more of an employee’s shares than previously allowed for tax withholding purposes without triggering liability accounting, allows a company to make a policy election to account for forfeitures as they occur, and eliminates the requirement that excess tax benefits be realized before companies can recognize them. The new guidance also requires excess tax benefits and tax shortfalls to be presented on the cash flow statement as an operating activity rather than as a financing activity, and clarifies that cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation are to be presented as a financing activity. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company has elected to adopt this standard early and applied it as of January 1, 2016, with no significant impact on its financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company has incurred losses, an accumulated deficit and has a short-term note payable in excess of anticipated cash.  These factors raise substantial doubt about the ability of the Company to continue as a going concern. There is no assurance that the Company will be successful in achieving profitable operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - PROPERTY & EQUIPMENT

The following is a summary of property and equipment at:

	Life	December 31, 2016	December 31, 2015

Furniture, fixtures and equipment	2-10 yrs	$36,384	$36,384
		36,384	36,384
Less: Accumulated depreciation		(36,384)	(36,348)
Property & equipment, net		$-	$36

Depreciation expense for the periods ended December 31, 2016 and 2015 was $36 and $65, respectively.

NOTE 4 – VARIABLE RATE SENIOR SECURED CONVERTIBLE DEBENTURE

On September 9, 2013, the Company closed a Subscription Agreement by which one institutional investor purchased a) a Variable Rate Senior Secured Convertible Note payable having a total principal amount of $1,010,000, convertible into common shares of the Company at $0.25 per share and maturing March 9, 2015; b) Warrants to purchase a total of 3,030,000 shares of common stock, at $0.50 per share, exercisable for four years, and c) a greenshoe to purchase a total of 2,000,000 shares of common stock at $0.25 per share, exercisable for one year from the closing date. On September 9, 2014 the greenshoe expired unexercised.  On March 9, 2015, the Note matured. As the note has not been paid nor extended, the outstanding principal, plus accrued but unpaid interest, liquidated damages and other amounts, became due and payable at the election of the holder.  The holder has not made such an election.

The fair value of the beneficial conversion feature of the warrants and greenshoe totaled $952,254 and was recorded as a derivative liability. The Company recorded a discount on the note for beneficial conversion feature of the note. The $952,254 discount on the beneficial conversion feature was amortized as interest expense over the term of the note. As of September 30, 2015, the Company has amortized $952,254 of the discount, with no remaining unamortized discount being offset against the outstanding balance of the note in the accompanying balance sheet.  As of December, 31, 2016 and 2015, the Company had accrued interest payable on the debenture of $233,802 and $132,802.

NOTE 5 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company entered into a variable rate senior secured convertible debenture, wherein the Company agreed to register the underlying share, warrants and greenshoe.  The fair value of the beneficial conversion feature of the warrants and greenshoe was estimated using the Black Scholes pricing model and totaled $952,254 upon issuance and was recorded as a derivative liability until the registration of the shares becomes effective.  As of December 31, 2016, the fair value of warrants based on a binomial model using the following assumptions (Life 0.69 years, risk free interest rate 0.85%, volatility of 198%; stock price of $.08 and exercise price of $.50) was $53,488, resulting in the recording of a gain totaling $210,044 during 2016.

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Fair Value Measurement and Disclosure Topic of FASB and ASC:

•

Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•

Establishes a three-level hierarchy for fair value measurement based upon the transparency of inputs to the valuation as of the measurement date;

•

Expands disclosures about financial instruments measured at fair value.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – FAIR VALUE OF FINANCIAL INSTRUMENTS - Contunued

Financial assets and financial liabilities record on the Balance sheet at fair value are categorized based on the reliability of inputs to the valuation techniques as follows:

Level 1: Financial assets and financial liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company can access.

Level 2: Financial assets and financial liabilities whose values are based on the following:

Quoted prices for similar assets or liabilities in active markets; Quoted prices for identical or similar assets or liabilities in non-active markets or Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the assets or liability

Level 3: Financial assets and financial liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs may reflect our estimates of the assumptions that market participants would use in valuing the financial assets and financial liabilities.

The following tables summarize Level 1, 2 and 3 financial assets and financial (liabilities) by their classification in the Consolidated Balance Sheet:

Level 1

Level 2

Level 3

As of December 31, 2016

Derivative liability - Registration rights of

      Debenture and warrants

-

-

(53,488)

NOTE 7 - CAPITAL STOCK

Common Stock - The Company has authorized 200,000,000 shares of common stock, $0.001 par value.  As of December 31, 2016, 11,265,631 shares were issued and outstanding.

On January 7, 2015, the Company issued 50,000 unregistered common shares valued at $7,000 for consulting services.

On September 10, 2015, the Company issued 600,000 common shares in payment of $35,026 of accrued interest.

NOTE 8 – WARRANTS AND GREENSHOE

 A summary of the status of the warrants and greenshoe granted is presented below for the twelve months ended:

	December 31, 2016		December 31, 2015
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,030,000	$0.50	3,030,000	$0.50
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Outstanding at end of period	3,030,000	$0.50	3,030,000	$0.50

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – WARRANTS AND GREENSHOE

On September 9, 2013, the Company closed a Subscription Agreement wherein the Company granted warrants to purchase a total of 3,030,000 shares of common stock, at $0.50 per share, exercisable for four years, and a greenshoe to purchase a total of 2,000,000 shares of common stock at $0.25 per share, exercisable for one year from the closing date.

NOTE 9 - INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 2016 and 2015, the total of all deferred tax assets was $1,296,820 and $1,154,889, respectively, and the total of the deferred liabilities was $0 and $0, respectively.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. . Because of the uncertainty surrounding the realization of the deferred tax assets the Company has established a valuation allowance of $1,296,820 and $1,154,889 for the years ended December 31, 2016 and 2015.  The change in the valuation allowance for the year ended December 31, 2016 and 2015 was $141,931 and $439,022, respectively.

The components of income tax expense (benefit) from continuing operations for the Years ended December 31, 2016 and 2015 consist of the following:

	For the Years Ended
	December 31,
	2016	2015
Current tax expense:
Federal	$-	$-
State	-	-
Current tax expense	-	-

Deferred tax expense (benefit):
Depreciation	-	(8)
Goodwill – Impaired	-	-
Goodwill	46,383	46,383
Valuation Allowance	141,931	439,022
Net operating loss carryforward	(188,314)	(485,397)
Subtotal deferred tax expense/(benefit)	-	-
Income tax expense/(benefit)	$-	$-

Deferred income tax expense/(benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES - Continued

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows:

	For the Years Ended
	December 31,
	2016	2015

Computed tax at the expected statutory rate	$(96,449)	$(84,768)
State and local income taxes, net of federal	(8,727)	(26,994)
Other non-deductible expenses	(36,755)	(327,865)
Return to accrual adjustment	-	605
Valuation Allowance	141,931	439,022
Income tax expense/(benefit)	$-	$-

The temporary differences, tax credits and carryforwards gave rise to the following deferred tax asset December 31, 2016 and 2015:

	December 31,	December 31,
	2016	2015
Current deferred tax assets (liabilities):
Allowance for doubtful accounts	$7,318	$7,318
Bonus accrual	-	-
Vacation allowance	(7,318)	(7,318)
Total current deferred tax assets (liabilities)	-	-

Long-term deferred tax assets (liabilities):
Goodwill - impaired	695,744	695,744
Goodwill – tax amortization	(484,313)	(437,930)
Depreciation	112	112
Net operating loss carryforward	1,077,959	889,645
Valuation allowance	(1,289,502)	(1,147,571)
Total long-term deferred tax assets (liabilities)	$-	$-
Net term deferred tax assets (liabilities)	$-	$-

At December 31, 2016, the company has loss carryforwards of approximately $2,975,526 that expire in various years through 2034.

We file U.S. federal, and U.S. states returns, and we are generally no longer subject to tax examinations for years prior to 2011 for U.S. federal and U.S. states tax returns.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - LEASES

Operating Lease - The Company leases office space in Casper, Wyoming for $4,892 a month through June 2018.  The Company further leases space in Billings, Montana for $1,490 a month through February 2017.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2016 are as follows:

Year ending December 31:	Lease Payments
2017	61,684
2018	29,352
2019	-
Thereafter	-
Total Minimum Lease Payment	$91,036

Lease expense charged to operations was $76,584 and $72,992 for the periods ended December 31, 2016 and 2015, respectively.

NOTE 11 –LOSS PER SHARE

The following data shows the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the periods presented for the periods ended:

	December 31, 2016	December 31, 2015

Income (loss) from continuing operations available to common stockholders (numerator)	$(283,673)	$(249,319)
Income (loss) available to common stockholders (numerator)	(283,673)	(249,319)
Weighted average number of common shares outstanding during the period used in loss per share (denominator)	11,265,631	10,848,782

At December 31, 2016 and 2015, the Company had 3,030,000 and 3,030,000, respectively warrants to purchase common stock of the Company at $0.50 per share, and a convertible debenture payable wherein the holder could convert the note and underlying accrued interest into a minimum of 6,568,564 and 5,067,766, respectively shares of common stock which were not included in the loss per share computation because their effect would be anti-dilutive.

NOTE 12 – COMMITEMENTS AND CONTINGENCIES

On June 17, 2016 and June 30, 2016 two complaints were filed with the Federal Equal Employment Opportunity Commission (EEOC) and the Wyoming State Department of Labor against the Company, alleging discrimination on the basis of sex and disability.  The complaints do not seek any specific monetary relief.  The complaints are being mediated by the Wyoming State Department of Labor. The Company and the Plaintiff are working a settlement with the assistance of the Wyoming State Department of Labor.  After reviewing the facts and circumstances, the Company believes the claims made are weak, at best, and the Company has retained counsel and intends to continue a vigorous defense. At this time, management cannot reasonably estimate the cost to defend or the outcome of the complaints, and we do not expect it will have a material financial impact on the Company.

FUTURE HEALTHCARE OF AMERICA AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 13 - CONCENTRATION OF REVENUES

For 2016 and 2015, Medicare and Medicaid reimbursement was 36% and 41% of revenue, respectively.

The following is a break out of revenue by major customer:

	2016	2015
Medicare	$ 736,046	$ 842,273
Medicaid	639,844	787,832
All Other	2,464,242	2,374,281
Total Sales	$ 3,840,132	$ 4,004,386

NOTE 14 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of the filing of this report

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

 None; not applicable.

Item 9A. Controls and Procedures

Disclosure Controls and Procedures—We maintain disclosure controls and procedures that are designed to ensure that information we are required to disclose in the reports that we file or submit under the Securities Exchange Act of 1934 (the “Exchange Act”), such as this Annual Report on Form 10-K, is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information we are required to disclose in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), to allow timely decisions regarding required disclosure.

Our management evaluated, with the participation of our CEO and CFO, the effectiveness of our disclosure controls and procedures as of December 31, 2016, pursuant to paragraph (b) of Rules 13a-15 and 15d-15 under the Exchange Act. This evaluation included a review of the controls’ objectives and design, the operation of the controls, and the effect of the controls on the information presented in this Annual Report. Our management, including the CEO and CFO, do not expect that disclosure controls can or will prevent or detect all errors and all fraud, if any. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Our disclosure controls and procedures are designed to provide such reasonable assurance of achieving their objectives. Also, the projection of any evaluation of the disclosure controls and procedures to future periods is subject to the risk that the disclosure controls and procedures may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on their review and evaluation, and subject to the inherent limitations described above, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective as of December 31, 2016 at the above-described reasonable assurance level.

Internal Control over Financial Reporting—Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even internal controls determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error, and the risk of fraud. The projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies may deteriorate. Because of these limitations, there can be no assurance that any system of internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

This annual report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that exempt from this requirement issuers that are neither accelerated filers nor large accelerated filers.

There has been no change in our internal control over financial reporting during the quarter ended December 31, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934). Our internal control over financial reporting is designed to provide reasonable assurance to management and the Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2016.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2016, was effective.

Item 9B. Other Information

None; not applicable.

PART III

Item 10.   Directors, Executive Officers, and Corporate Governance.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth:

•

the names of our current directors and executive officers,

•

their ages as of March 22, 2017, which is the date for filing of this 10-K; and

•

the capacities in which they currently serve FHA :

Name	Age	Position(s)	Served in Position Since
Christopher J. Spencer	48	Chief Executive Officer and Chairman of the Board	2012
John Busshaus	53	Chief Financial Officer	2012
Denis Yevstifeyev	35	Director	2012
Douglas Polinsky	57	Director	2012
J. Gregory Smith	47	Director	2012

 Christopher Spencer has served as our Chief Executive Officer, President and as a director of FHA since its inception on June 22, 2012.  Mr. Spencer has been responsible for our overall direction since our inception and has been instrumental in leading us to our current position in the home healthcare industry.  From 1996 to present, Mr. Spencer founded FAB Universal Corp., an issuer with securities registered under Section 12 of the Exchange Act, and currently serves as Chief Executive Officer and director.  Mr. Spencer also served as a member of the Board of Directors for Q2Power Technologies Inc., a Delaware corporation formerly known as “Anpath Group Inc.,” from February, 2013, through November, 2015. Q2Power Technonolgies, Inc., has securities registered under Section 12 of the Exchange Act.    From 1994 until 1996, Mr. Spencer founded and worked for ChinaWire, Inc., a high-technology company engaged in financial remittance between international locations and China.  Mr. Spencer worked for Lotto USA, Inc. from 1992-1994, where he was founder and Chief Executive Officer for the Pennsylvania computer networking company.  From 1990 until 1992, Mr. Spencer worked for John Valiant, Inc., and was responsible for business concept development and obtaining financing.

John Busshaus has served as our Chief Financial Officer of FHA since its inception on June 22, 2012.  Mr. Busshaus has been responsible for our overall accounting and financial reporting functions since joining FAB Universal, an issuer with securities registered under Section 12 of the Exchange Act, in April 2006 and currently serves as Chief Financial officer for FAB Universal Corp. From 2004 to 2006, Mr. Busshaus was an independent business consultant.  Mr. Busshaus’ efforts were assisting organizations with the implementation of Sarbanes Oxley, filing of SEC reports, and taking a company through an IPO.  Mr. Busshaus worked for Talanga International from 2001 to 2004, where he was the Chief Financial Officer for the company.  From 1999 to 2000, Mr. Busshaus worked for Mellon Bank as Controller and Vice President, and was responsible for strategic planning and managing the annual and monthly budgeting within Global Security Services.  From 1994 to 1998, Mr. Busshaus worked for PepsiCo as Senior Business Planner, and was responsible for annual and quarterly budgets planning, as well as weekly, monthly and quarterly reporting of results.  As a member of management, Mr. Busshaus' efforts contributed to the revenue growth and market share increases in a market that was categorized as saturated.

Douglas Polinsky has served as a Director of FHA since its inception on June 22, 2012.  Mr. Polinsky currently serves as a director for FAB Universal Corp. and Liberated Syndication Inc., a subsidiary of FAB Universal Corp.  Mr. Polinsky serves as the President of Great North Capital Corp., a Minnesota-based financial services company he founded in 1995.  Great North advises corporate clients on capital formation and other transaction-related financial matters.  Mr. Polinsky earned a Bachelor of Science degree in Hotel Administration at the University of Nevada at Las Vegas.

Greg Smith has served as a Director of FHA since its inception on June 22, 2012.  Mr. Smith currently serves as a director for FAB Universal Corp. and Liberated Syndication Inc., a subsidiary of FAB Universal Corp.  Mr. Smith is an award-winning producer and entrepreneur with over 10 years of experience in Non-Fiction Television.  In 2000, Mr. Smith established The Solution Film Group, LLC and acts as the Company’s President.  Mr. Smith provides professional production and editorial support for various forms of non-fiction television entertainment, including the direction of media projects from development through production and post-production.  His clients include Discovery Channel, Science Channel, Discovery HD Theater, Animal Planet, The Military Channel, PBS, and Discovery Networks International.  Mr. Smith most recently won an Emmy in 2006 for the Discovery Channel’s animated special Before the Dinosaurs.  His other awards for excellence in production and editing include Emmys for the Discovery Channel’s Walking with Prehistoric Beasts and Allosaurus:  A Walking with Dinosaurs Special.  From 1997 to 2000, Mr. Smith worked for Discovery Communications, Inc. in the capacity of Supervising Producer from January 1998 to November 2000, and Producer/Editor from October 1997 to January 1998. From 1995 to 1996, Mr. Smith worked for Discovery Channel Pictures serving as Assistant Editor from March 1996 to October 1997, and Production Assistant from September 1995 to March 1996. From 1994 to 1995, Mr. Smith worked for Crawford Communications in Atlanta, Georgia as a Manager of Satellite Services for The Learning Channel.

Denis Yevstifeyev has served as a Director of FHA since its inception on June 22, 2012.  Mr. Yevstifeyev currently serves as a director for FAB Universal Corp. and Liberated Syndication Inc., a subsidiary of FAB Universal Corp.  From 2009 to 2012, and from 2015 to present, Mr. Yevstifeyev served as the Director of Financial Planning & Analysis for Education Management Corporation.  From 2012 to 2015, Mr. Yevstifeyev owned and operated his commercial printing company.  From 2007 to 2008, Mr. Yevstifeyev served as Sr. Financial Reporting Analyst for American Eagle Outfitters, Inc, in Pittsburgh.  His duties included: preparing and analyzing various internal and external financial reports; researching new accounting pronouncements and evaluating any impact on the financial statements.  He also reviewed accounting workpapers and prepared the company’s SEC filings for forms 8-K, 10-Q and 10-K.  From 2005 to 2007, Mr. Yevstifeyev worked for Schneider Downs, Inc., where he worked on Sarbanes-Oxley compliance engagements. In 2005, Mr. Yevstifeyev graduated with a Bachelor of Science degree in Business from Washington and Jefferson College.  He also graduated with honors from the Moscow Bank College of the Central Bank of Russia in Moscow with a degree in Finance in 2000.  From 2002 to 2003, Mr. Yevstifeyev served as the Settlement Department Manager for SDM BANK in Moscow, where he dealt with domestic and international corresponding banks, among other responsibilities.

There are no non-officer employees who are expected to make a significant contribution to the business.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

During the past ten years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2016 and on representations that no other reports were required, we believe that during the 2016 fiscal year all applicable Section 16(a) filing requirements were met.

CORPORATE GOVERNANCE

Code of Ethics

We uphold a set of basic values to guide our actions and are committed to maintaining the highest standards of business conduct and corporate governance. We have adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer and principal financial officer) and employees, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of FHA.  The Code of Ethics and Business Conduct, Board of Directors committee charters, Bylaws and Article of Incorporation are available at our corporate offices. Stockholders may request free printed copies of these documents from:

Future Healthcare of America

Attn: CFO

5001 Baum Blvd., Suite 770

Pittsburgh, PA 15213

Board of Directors Independence

The Board of Directors has determined that each of J. Gregory Smith, Denis Yevstifeyev and Douglas Polinsky has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the SEC. The non-management independent directors meet in executive session, without management, at least annually. Mr. Polinsky, an independent non-management director, chairs all executive session meetings of directors.

Committees of the Board of Directors

The Board of Directors has adopted written charters for two standing committees: the Nominating Committee and the Audit Committee. The Board has determined that all members of the Nominating and Audit Committees are independent and satisfy the relevant SEC independence requirements for members of such committees.

Nominating Committee.    The Nominating Committee currently consists of Mr. Polinsky as chair, Mr. Yevstifeyev, and Mr. Smith. This committee provides assistance to the Board in identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management.  There have not been any material changes to the procedures by which stockholders recommend nominees to the Board of Directors.

Audit Committee.    The Audit Committee currently consists of Mr. Polinsky as chair, Mr. Yevstifeyev, and Mr. Smith.  Mr. Yevstifeyev, the Board of Directors has determined, is an “audit committee financial expert” as defined under SEC rules. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. Gregory & Associates, our independent auditors, reports directly to the Audit Committee.

We will provide a free printed copy of any of the charters of any Board committee to any stockholder on request.

Compensation Committee.    The Compensation Committee currently consists of Mr. Polinsky as chair, Mr. Yevstifeyev, and Mr. Smith. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO’s compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below.

Item 11.  Executive Compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during 2016, (ii) was formerly an officer of the Company or a subsidiary of the Company, or (iii) had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K.

During fiscal 2016, none of the Company’s executive officers served as (i) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee; (ii) a director of another company, one of whose executive officers served on the Company’s compensation committee; or (iii) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and General Philosophy

At FHA, our focus is to create value through expanding the payers and services that can utilize the services we offer within the healthcare industry. We are also focused on growing home healthcare business through new education programs and services for our clients. Our executive compensation program supports this goal of value creation by:

•

rewarding executives for obtaining performance milestones;

•

aligning the interests of executives with the interests of stockholders; and

•

attracting and retaining highly motivated and talented executives.

 Our compensation elements simultaneously fulfill one or more of these three objectives. The elements include:

•

base salary;

•

discretionary bonuses (in the form of cash, restricted stock, and stock options);

•

benefits programs.

The type and amount of compensation is determined considering current pay, competitive pay data from the external talent market and the opportunity for future pay. We combine compensation elements for each executive in a manner that will meet the performance, alignment and retention goals listed above as well as eliciting the best possible contribution from the executive.

Compensation Objectives

Our executive compensation philosophy is built around two objectives: supporting stockholder value creation through, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

We use general industry data of companies which are a similar size to us based on market capitalization to establish market pay levels.

Obtained Performance Milestones:

•	We construct our annual bonus opportunities to have appropriately aggressive targets that require significant achievement against performance milestones.

Aligned Interests:

•	Our base pay practices reduce fixed costs and emphasize performance-based incentive programs, which we believe are in the best interests of stockholders.

•	We base our annual bonus opportunities on performance milestones and value to the stockholder that focus executives on performance results that are of common interest to stockholders.

•	We award long-term equity incentive opportunities using restricted stock so that appreciating stock value is a significant factor in executive compensation.

Executive Retention:

•

We believe our use of lower base salary levels accompanied by an emphasis on incentive programs attracts executives that are appropriately aggressive, innovative, and willing to risk a larger share of their compensation on their own performance and the performance of the Company.

•	Discretionary bonuses allow us to adjust to unique market conditions in a timely fashion in order to retain key executives.

Compensation Administration

General Process.    Executive compensation decisions at FHA are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

•	key performance measurements such as revenue, and key business developments;

•	strategic initiatives such as acquisitions, and implementation of process improvements;

•	achievement of specific operational goals relating to the sphere of influence led by the executive;
•	compensation of other executives within the Company (to ensure internal equity); and

For the CEO, these factors are judged and compensation is recommended by the Compensation Committee of the Board of Directors and approved by the Board. For the other executive officers (including all of the named executives in the Summary Compensation Table), the factors are considered by the CEO, who recommends compensation levels. These judgments and recommendations are then reviewed and approved or revised by the Compensation Committee.

Generally, the Compensation Committee reviews and makes adjustments to base compensation once per year, effective at the beginning of each fiscal year (January 1). Annual incentives are typically paid within two months of the fiscal year end, usually in mid-February.

Role of Compensation Committee.    The Compensation Committee oversees the design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. The Committee also approves all bonuses, awards and grants under all incentive plans.

Role of CEO.    Our CEO is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets with the Compensation Committee to consider and recommend compensation programs, set and evaluate performance milestone, and make specific recommendations on the form and amount of compensation for named executives.

Compensation Components

Short-Term Compensation.    Consistent with our stated compensation philosophy, our key metric for executive short-term compensation is annual total cash compensation. Discretionary bonuses provide significant upside potential which results in targeted annual total cash compensation.

Our performance for fiscal 2016 was on targeted levels.

Base Salary.    We consider base salary a tool to provide executives with a reasonable base level of income relative to the scope of the positions they hold. Base salaries are established based on the level of responsibility for the position. With the exception of the CEO and named executives all base salaries are reviewed annually, and are adjusted from time to time to reflect changes in responsibility level.

In 2016, our named executives’ annual salaries were $50,000.  There was no increase in salary during 2016.

Annual Bonus.    Currently, there is not an established annual incentive bonus plan.

Discretionary Bonuses.    Because there is not an annual incentive plan, the Compensation Committee may determine a discretionary bonus is to be awarded to appropriately reward senior executives.  In these cases, discretionary bonuses are used to assure that executives are appropriately rewarded. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other named executives, which are then approved or adjusted by the Committee.

In fiscal year 2016, discretionary bonuses were not awarded to the executive officers.

Our Compensation Committee believes that we have executed on our compensation philosophy given the level of Company performance in fiscal 2016.

Long-Term Incentive Compensation.   In 2016, we did not have any such compensation plan.

In fiscal 2016, we plan to execute a long-term incentive design that will utilize stock options or restricted stock. For senior management, including named executives, the primary emphasis will be on stock awards. This results primarily in senior management focus on stock price performance, directly aligning the interests of executives with the interests of stockholders. It also puts a higher percentage of long-term compensation at risk as the design delivers less immediate value to executives.

All stock granted to the named executives by the Company must have prior Compensation Committee approval. The exercise price for all stock-based awards coincides with the date the Committee approves the award grant. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason and we have never engaged in these practices.

Award Adjustment or Recovery.    We do not have a policy to recover or otherwise adjust payments made or awards earned as a result of changes in subsequent periods relating to performance measures upon which such payments or awards are based, sometimes referred to as a “clawback” policy. We have not required any named executive to return any award or repay any payment received in any fiscal year.

Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to named executives unless compensation is based on an individual’s meeting pre-established performance goals determined by a compensation committee and approved by stockholders.

Retirement and Other Benefits

Generally, we view retirement savings as a personal matter. We currently do not offer any pre-tax retirement savings through the use of a traditional 401(k) plan; a deferred compensation plan; or other retirement programs.

Perquisites.    Eligible employees, including named executives, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care; life, accidental death and dismemberment and disability insurance; and vacation plans. The primary purpose of providing these plans and limited perquisites to senior executives is to attract and retain talented executives to manage the Company. With respect to non-insurance perquisites, we prefer to take a minimalist approach. For fiscal 2016, the Company did not have executive non-insurance perquisites.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Annual Report with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

Compensation Committee

Douglas Polinsky, Chairman

J. Gregory Smith

Denis Yevstifeyev

Summary Compensation Table

The following sets forth the compensation of FHA’s Chief Executive Officer during fiscal 2016, and the other persons who served as executive officers during fiscal 2016. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2016.

SUMMARY COMPENSATION TABLE – FISCAL 2016

Name and principal position	Year	Salary(4) ($)	Bonus(1) ($)	Stock(2) awards ($)	Option(3) awards ($)	Non-equity incentive plan compensation ($)	Change in Pension Value and Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Chris Spencer – CEO	2016	50,000	0	0	0	0	0	0	50,000
	2015	50,000	0	0	0	0	0	0	50,000
	2014	50,000	0	0	0	0	0	0	50,000

John Busshaus – CFO	2016	50,000	0	0	0	0	0	0	50,000
	2015	50,000	0	0	0	0	0	0	50,000
	2014	50,000	0	0	0	0	0	0	50,000

(1)	The bonuses shown in this column represent discretionary bonuses.

Restricted Stock Awards

There were no issuances of restricted stock award during fiscal 2016 to any named executive.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards for the named executives as of December 31, 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John L. Busshaus	0	0	0	0	-	0	0	0	0
Chris Spencer	0	0	0	0	-	0	0	0	0

Grants of Plan-Based Awards for 2016

There were no plan-based equity awards made to our executive officers during fiscal 2016.

 Option Exercises and Stock Vested

The following table sets forth information concerning fiscal 2016 option exercises and restricted stock that vested during fiscal 2016 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2016

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Christopher Spencer	0	0	0	0
John L. Busshaus	0	0	0	0

Pension Benefits

The Company does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

The Company does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments

As of December 31, 2016, there were no named executives with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

As of December 31, 2016, we had no stock option plans

No Loans for Option Exercises.    It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans.    The following table presents information as of December 31, 2016, about our common stock that may be issued upon the exercise of options granted to employees, consultants or members of the Board of Directors under all of our existing equity compensation plans and individual arrangements.

Plan Category	Maximum shares to be issued upon exercise of options	Weighted-average exercise price of outstanding options	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in first column)
Plans approved by stockholders	0	$0.00	0
Plans not approved by stockholders	0	0.00	0

Total	0	$0.00	0

DIRECTOR COMPENSATION

In 2016, we did not pay our non-employee directors a cash retainer. In 2017, the Board of Directors will consider stock options or other appropriate equity incentive grants to the outside directors. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Christopher Spencer is not included in the director compensation table below.

The following table sets forth the compensation we paid our non-employee directors in 2016. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2016.

DIRECTOR COMPENSATION TABLE – FISCAL 2016

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Doug Polinsky	0	0	0	0	0	0	0
J. Gregory Smith	0	0	0	0	0	0	0
Denis Yevstifeyev	0	0	0	0	0	0	0

As of December 31, 2016, there were no stock options outstanding that were granted to the outside directors.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	0	$0	0
Equity compensation plans not approved by stockholders	0	0	0
Total	0	$0	0

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of March 22, 2017 regarding the beneficial ownership of our common stock, for:

•	each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;
•	each director;
•	each named executive; and
•	all directors and executive officers as a group.

We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5.  As of March 22, 2017 there were 11,265,631 shares of common stock outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
5% Stockholders:
Christopher Spencer, Chief Executive Officer	1,000,000	8.9%

Directors:
Douglas Polinsky	112,500	1.0%
J. Gregory Smith	112,500	1.0%
Denis Yevstifeyev	112,500	1.0%

Executive Officers:
John L. Busshaus, Chief Financial Officer	359,426	3.2%
All directors and executive officers as a group (5 Persons)	1,696,926	15.1%
(1)	The address of each director and officer is c/o Future Healthcare of America, 5001 Baum Blvd, Suite 770, Pittsburgh, Pennsylvania, 15213.
(2)

The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from March 22, 2017, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of March 22, 2017.

Changes in Control

There are no known arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons.

During the fiscal year ended December 31, 2016, there were no transactions, and there are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Parents of the Issuer.

The Company has no parents.

Promoters and certain control persons.

 None; not applicable.

Director independence.

The Board of Directors has determined that each of J. Gregory Smith, Denis Yevstifeyev and Douglas Polinsky has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements. The non-management independent directors meet in executive session, without management, at least annually. Mr. Polinsky, an independent non-management director, chairs all executive session meetings of directors.

Item 14.  Principal Accountant Fees and Services.

The following is a summary of the fees billed to FHA by its principal auditor during the calendar years ended December 31, 2016 and 2015:

Fee category	2016	2015
Audit Fees (1)	$51,000	$51,500
Audit – related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$51,000	$51,500

(1)

Consists of fees for audit of the Company's annual financial statements, audit of the financial statements of acquired subsidiaries, the review of interim financial statements included in the Company's quarterly reports, and the review of other documents filed with the Securities and Exchange Commission.

Audit fees - Consists of fees for professional services rendered by our principal auditor for the audit of our annual financial statements and the review of financial statements included in our Forms 10-Q or services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements.

Audit-related fees - Consists of fees for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of FHA’s financial statements and are not reported under "Audit fees."

Tax fees - Consists of fees for professional services rendered by our principal accountants for tax compliance, tax advice and tax planning.

All other fees - Consists of fees for products and services provided by our principal accountants, other than the services reported under "Audit fees," "Audit-related fees" and "Tax fees" above.

The Audit Committee is informed of and approves all services Gregory & Associates provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $35,000. In addition, it has pre-approved $10,000 for items that relate to routine accounting services related to items such as new, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee, the amount is added back to the pre-approved $10,000.

PART IV

Item 15.  Exhibits, Financial Statement Schedules.

(a) Financial Statements.

Consolidated Balance Sheets of Future Healthcare of America and subsidiaries as of December 31, 2016 and 2015

Consolidated Statements of Operations of Future Healthcare of America and subsidiaries for the years ended December 31, 2016 and 2015

Consolidated Statements of Stockholders' Equity of Future Healthcare of America and subsidiaries for the years ended December 31, 2016 and 2015

Consolidated Statements of Cash Flows of Future Healthcare of America and subsidiaries for the years ended December 31, 2016 and 2015

Notes to Consolidated Financial Statements

(b)  Exhibits. (1)

Exhibit

Number               Description

3.1

Articles of Incorporation (2)

3.2

Bylaws (2)

10.1

Interim HealthCare of Wyoming Franchise Agreement (Casper, Wyoming) (3)

10.2

Interim HealthCare of Wyoming Franchise Agreement (Billings, Montana) (3)

14

Code of Ethics (4)

31.1

302 Certification of Christopher J. Spencer

31.2

302 Certification of John Busshaus

32

906 Certification

(1)

Summaries of all exhibits contained within this Report are modified in their entirety by reference to these Exhibits.

(2)

Incorporated by reference from our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 26, 2012.

(3)

Incorporated by reference from our amended Registration Statement on Form S-1/A2 filed with the Securities and Exchange Commission on August 15, 2012.

(4)

Incorporated by reference from our Annual Report on Form 10-K for the calendar year ended December 31, 2013, filed with the Securities and Exchange Commission on March 6, 2014.

(c)  Financial Statement Schedules.

The following documents are filed as part of this Report:

1.

Consolidated Financial Statements

See Index to Consolidated Financial Statements

2.

Financial Statement Schedules:

All financial statement schedules have been omitted because they are not applicable or the required information is presented in the financial statements or the notes to the consolidated financial statements.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FUTURE HEALTHCARE OF AMERICA

Date:	3/24/17	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:	3/24/17	By:	/s/ Christopher J. Spencer
Christopher J. Spencer
Chief Executive Officer and President

Date:	3/24/17	/s/ John Busshaus
John Busshaus
Chief Financial Officer

Date:	3/24/17	/s/ J. Gregory Smith
J. Gregory Smith
Director

Date:	3/24/17	/s/ Denis Yevstifeyev
Denis Yevstifeyev
Director

Date:	3/24/17	/s/ Douglas Polinsky
Douglas Polinsky
Director